Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES

RECORD EARNINGS

AUBURN, Alabama, February 9, 2005 – Auburn National Bancorporation, Inc. (the “Company”) reported record net income of approximately $6.5 million for 2004. The Company’s net income has increased over the past three years by 27%. Earnings per share has also increased to $1.68 per share for 2004. This is a significant increase from $1.30 per share earned in 2002 and $1.39 per share in 2003. The Company’s net income for the fourth quarter of 2004 was $1.9 million or $0.49 per share, compared to approximately $1.4 million, or $0.37 per share, for the fourth quarter of 2003. The results of the twelve months ended December 31, 2004 reflect a gain of $566 thousand, net of applicable income tax effects, upon the sale of a private equity investment. These strong earnings for the twelve months ended December 31, 2004 represent an increase of over 20% from the same period last year.

Return on assets was 1.10% for 2004 compared to 1.05% for 2003 and 1.04% for 2002. Return on shareholder’s equity was 15.69% for 2004 compared to 13.47% for 2003 and 13.66% for 2002. Results for the twelve months ended December 31, 2004 reflect a provision for loan losses of $600 thousand compared to $675 thousand for the same period last year. The current allowance for loan losses is $3.5 million, or 1.33% of total loans outstanding at December 31, 2004, compared to $4.3 million or 1.68% of total loans outstanding at December 31, 2003. The decrease in the allowance for loan losses to total loans is due to improved performance in the loan portfolio and the resolution of several problem loans.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $591 million. The common stock of the company trades on Nasdaq SmallCap market under the symbol of “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance which are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.